Exhibit 99.1

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined consolidated condensed financial statements have been prepared to give effect to the acquisition by a wholly owned subsidiary of Cincinnati Bell Inc. (“Cincinnati Bell” or the “Company”) of Cyrus Networks, LLC (“CyrusOne”) on June 11, 2010 using the acquisition method of accounting with the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined consolidated condensed financial statements. These pro forma statements were prepared as if the acquisition described above had been completed as of the beginning of the annual reporting periods presented.

The unaudited pro forma combined consolidated condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations that would have actually been reported had the acquisition described above and the related financing been completed as of the beginning of the annual reporting periods presented nor is it necessarily indicative of the future results of operations. The unaudited pro forma combined consolidated condensed financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to the acquired assets and assumed liabilities of CyrusOne. The preliminary purchase price allocation for this transaction may be adjusted upon completion of the Company’s valuation of the related assets and liabilities of the business. The preliminary purchase price allocation for CyrusOne is subject to revision as more detailed analysis is completed and additional information on the fair values of CyrusOne’s assets and liabilities becomes available. Any change in the fair value of the net assets of CyrusOne will change the amount of the purchase price allocable to goodwill. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented here.

These unaudited pro forma combined consolidated condensed financial statements are based upon the respective historical financial statements of Cincinnati Bell and CyrusOne and, in respect of Cincinnati Bell’s financial data, should be read in conjunction with the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of Cincinnati Bell included in its Annual Report on Form 10-K for the period ended December 31, 2009 and its Quarterly Report on Form 10-Q for the period ended June 30, 2010 filed with the Securities and Exchange Commission (the “SEC”). The historical financial statements and related notes of CyrusOne for the year ended December 31, 2009 were filed as an exhibit to Cincinnati Bell’s Current Report on Form 8-K filed on June 11, 2010. Such historical financial statements and related notes are the sole responsibility of CyrusOne and have not been independently verified by Cincinnati Bell.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED

STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2009

(In millions, except per share data)

	Historical		Pro Forma
	Cincinnati Bell	CyrusOne	Adjustments		Combined
			(Note 4)
Revenue	$1,336.0	$58.3	$(1.6)	(a)	$1,392.7
Costs and expenses
Cost of services and products sold, excluding items below	591.0	17.7	0.1	(b)	608.8
Selling, general and administrative	274.8	8.6	(0.9)	(c)	282.5
Depreciation and amortization	164.9	7.6	10.5	(d)	183.0
Restructuring charges	5.0	—	—		5.0
Loss on sale of asset and asset impairment	4.8	—	—		4.8

Total operating costs and expenses	1,040.5	33.9	9.7		1,084.1

Operating income	295.5	24.4	(11.3)		308.6
Interest expense	130.7	9.7	41.9	(f)	182.3
Loss on extinguishment of debt	10.3	—	—		10.3
Other expense (income), net	0.2	(0.1)	—		0.1

Income before income taxes	154.3	14.8	(53.2)		115.9
Income tax expense (benefit)	64.7	0.4	(14.3	) (g)	50.8

Net income	89.6	14.4	(38.9)		65.1
Preferred stock dividends	10.4	—	—		10.4

Net income applicable to common shareowners	$79.2	$14.4	$(38.9)		$54.7

Basic earnings per common share	$0.37				$0.26

Diluted earnings per common share	$0.37				$0.25

Weighted average common shares outstanding (in millions)
Basic	212.2				212.2
Diluted	215.2				215.2

The accompanying notes are an integral part of these unaudited pro forma combined consolidated condensed financial statements.

UNAUDITED PRO FORMA COMBINED CONSOLIDATED CONDENSED

STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2010

(In millions, except per share data)

	Historical		Pro Forma
	Cincinnati Bell	CyrusOne	Adjustments		Combined
			(Note 4)
Revenue	$662.3	$33.3	$(1.7	) (a)	693.9
Costs and expenses
Cost of services and products sold, excluding items below	279.9	8.8	0.1	(b)	288.8
Selling, general and administrative	134.4	5.6	(0.8)	(c)	139.2
Depreciation and amortization	81.5	6.1	4.6	(d)	92.2
Restructuring charges	5.2	—	—		5.2
Acquisition costs	9.1	—	(9.1	) (e)	—

Total operating costs and expenses	510.1	20.5	(5.2)		525.4

Operating income	152.2	12.8	3.5		168.5
Interest expense	79.5	5.0	18.	1 (f)	102.6
Loss on extinguishment of debt	10.4	—	—		10.4
Other expense, net	0.1	—	—		0.1

Income before income taxes	62.2	7.8	(14.6)		55.4
Income tax expense (benefit)	29.8	0.2	(2.6	) (g)	27.4

Net income	32.4	7.6	(12.0)		28.0
Preferred stock dividends	5.2	—	—		5.2

Net income applicable to common shareowners	$27.2	$7.6	$(12.0)		$22.8

Basic earnings per common share	$0.14				$0.11

Diluted earnings per common share	$0.13				$0.11

Weighted average common shares outstanding (in millions)
Basic	200.9				200.9
Diluted	205.2				205.2

The accompanying notes are an integral part of these unaudited pro forma combined consolidated condensed financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED CONSOLIDATED

CONDENSED FINANCIAL STATEMENTS

The unaudited pro forma combined consolidated condensed financial statements included herein have been prepared pursuant to the rules and regulations of the SEC.

1. BASIS OF PRO FORMA PRESENTATION

On June 11, 2010 (the “Acquisition Date”), a wholly owned subsidiary of the Company purchased CyrusOne, a data center operator based in Texas, for approximately $527 million, net of cash acquired (the “CyrusOne Acquisition”). Cash of $525 million was paid at the Acquisition Date, and remaining amounts to be paid are estimated and are subject to customary post-closing purchase price adjustments. CyrusOne is the largest data center colocation provider in Texas, servicing primarily large businesses. The CyrusOne Acquisition has been accounted for as a business combination under the acquisition method.

The unaudited pro forma combined consolidated condensed statement of operations for the year ended December 31, 2009 and for the six months ended June 30, 2010 combines the results of operations of Cincinnati Bell and CyrusOne as if the CyrusOne Acquisition had been completed as of the beginning of the annual reporting periods presented.

2. CYRUSONE PURCHASE PRICE ALLOCATION

The following table summarizes the allocation of the assets acquired and liabilities assumed at the Acquisition Date:

(dollars in millions)
Assets acquired
Receivables	$10.4
Other current assets	0.6
Property, plant and equipment	153.4
Goodwill	272.8
Intangible assets	135.7
Other noncurrent assets	0.1

Total assets acquired	573.0

Liabilities assumed
Accounts payable	3.1
Unearned revenue and customer deposits	7.7
Accrued taxes	1.0
Accrued payroll and benefits	1.2
Other current liabilities	0.7
Noncurrent liabilities	32.3

Total liabilities assumed	46.0

Net assets acquired	$527.0

As required under Accounting Standards Codification (“ASC”) 805, the Company has valued the assets acquired and liabilities assumed at fair value. The Company has preliminarily determined the fair value of property, plant and equipment, identifiable intangible assets and noncurrent liabilities with the assistance of an independent valuation firm. All other fair value determinations were made solely by management. The preliminary purchase price allocation for this transaction may be adjusted upon completion of the Company’s valuation of the related assets and liabilities of the business.

The following table presents detail of the purchase price allocated to intangible assets of CyrusOne at the Acquisition Date:

(dollars in millions)	Fair Value	Weighted Average Amortization Period in Years
Intangible assets subject to amortization:
Customer relationships	$125.0	15 years
Trademark	6.8	15 years
Favorable leasehold interest	3.9	56 years

Total intangible assets	$135.7	16 years

The customer relationships and trademark assets are being amortized relative to the estimated economic value generated by these assets in future years. The favorable leasehold interest is being amortized on a straight-line basis. The Company anticipates both the goodwill and intangible assets to be fully deductible for tax purposes.

CyrusOne is party to three agreements to lease operations facility space. CyrusOne made structural changes to this leased space in excess of normal tenant improvements in order to equip the space for data center operations. For accounting purposes, in accordance with ASC 840, CyrusOne is considered to be the owner of these facilities as the tenant improvements are considered structural in nature. In the CyrusOne opening balance sheet, these leased facilities have been presented at fair value in property, plant and equipment with a corresponding credit to noncurrent liabilities for amounts totaling $32.3 million. Due to CyrusOne’s continuing involvement, the obligation for leased facilities will remain until the end of the lease term for each facility.

3.	CYRUSONE DEBT

No CyrusOne debt was assumed by the Company as part of the CyrusOne Acquisition.

4.	PRO FORMA ADJUSTMENTS

The accompanying unaudited pro forma combined consolidated condensed financial statements have been prepared as if the CyrusOne Acquisition had been completed as of the beginning of the annual reporting periods presented.

The unaudited pro forma combined consolidated condensed statements of operations give effect to the following pro forma adjustments:

(a)	In accordance with ASC 605, CyrusOne deferred its installation revenue received from customers and amortized this deferred installation revenue over the associated contract period, which ranged from one to five years. Because the installation service was complete and no further installation service obligations existed at the Acquisition Date, this deferred installation revenue balance was determined to have no fair value at the Acquisition Date. As such, the historical amortization of the deferred installation revenue, for installation projects completed prior to the assumed acquisition date, are reflected as a revenue reduction in the pro forma adjustments.

(b)	Represents an increase in cost of sales in connection with the elimination of the deferred implementation costs in the opening balance sheet.

(c)	CyrusOne deferred its commission costs incurred on customer contracts and amortized these deferred commission costs over the associated contract period, which ranged from one to five years. Because the commissions were earned prior to the Acquisition Date, this deferred commission costs balance was determined to have no fair value at the Acquisition Date. As such, the historical amortization of the deferred commission costs for these customer contracts, completed prior to the assumed acquisition date, are reflected as a reduction to selling, general and administrative expenses in the pro forma adjustments.

(d)	Represents (i) an increase in depreciation expense in connection with the fair value adjustment to CyrusOne’s property, plant and equipment, and (ii) additional amortization expense in connection with the fair value adjustment to CyrusOne’s customer relationships, trade name, and favorable leasehold interest as noted below:

(dollars in millions)	For the six months ended June 30, 2010	For the year ended December 31, 2009
Increase in depreciation expense	$0.3	$0.4
Increase in amortization expense on customer relationships, trade name and favorable leasehold interest assets	4.3	10.1

	$4.6	$10.5

(e)	For the six months ended June 30, 2010, represents the removal of Cincinnati Bell transaction costs in connection with the CyrusOne Acquisition incurred in its historic results.

(f)	Represents an increase in interest expense in connection with the additional debt incurred to complete the CyrusOne Acquisition, and the higher interest expense on the debt refinanced as a result of the CyrusOne Acquisition.

(g)	Represents the related income tax effect of the aforementioned purchase price and financing adjustments, and the change in tax status of CyrusOne.

(dollars in millions)	For the six months ended June 30, 2010	For the year ended December 31, 2009
Federal tax expense on historical CyrusOne earnings	$2.7	$5.2
Decrease in tax expense on purchase price and financing adjustments	(5.3)	(19.5)

	$(2.6)	$(14.3)